UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 8, 2010

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On November 8, 2010, Arrhythmia Research Technology, Inc. (the "Company") announced its financial results for the three months and nine months ended September 30, 2010.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.01 to this Current Report on Form 8-K.

The information in this Form 8-K and Exhibit 99.01 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                      Description

99.01	Press Release dated November 8, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 9th day of November, 2010.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit                      Description

99.01                      Press Release dated November 8, 2010.

Exhibit 99.01
[]

FOR IMMEDIATE RELEASE Contact: David A. Garrison
Website:  http://www.arthrt.com (978) 345-5000
November 8, 2010

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR THIRD QUARTER 2010
Initial SAECG Licensing Revenue and Higher Sensor Revenue Reported

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (NYSE AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $5,888,000 and net income of $120,000 for the quarter ended September 30, 2010 compared to total revenue of $5,457,000 and net income of $108,000 for the same quarter of 2009.  Basic net income per share for the three months ended September 30, 2010 and 2009 was $0.04 per share. Total revenue increased by 8% while net income increased by 11% in the quarter ended September 30, 2010 as compared to the same period in 2009.

For the nine months ended September 30, 2010, total revenue of $17,256,000 and net income of $441,000 was achieved as compared to total revenue of $15,512,000 and net income of $267,000 for the same period in 2009.  Basic net income per share for the nine months ended September 30, 2010 was $0.16 as compared to $0.10 for the same period in 2009. Total revenue increased by 11% while net income increased by 65% and earnings per share increased by 60% in the nine months ending September 30, 2010 as compared to the same period in 2009.

James E. Rouse, the Company’s President and CEO commented, “We are very pleased to report that our quarterly results include $200,000 in initial SAECG licensing revenue related to the Company’s previously reported initial multi-year license for its Predictor SAECG software.  We also recorded a $580,000 increase in sensor revenue during the quarter compared to the same period in 2009.  This increase is primarily due to a 21% increase in sensor unit volume in the quarter as well as higher than expected silver surcharge revenue. We were disappointed that timing delays in our defense industry and medical molding products adversely affected MIT’s revenues and represented a $402,000 decrease as compared to the same period in 2009.  Net income was positively affected by gross margin improvement of 28% year to date in sensor manufacturing due to investments in automation and process improvements. During the quarter, we invested over $210,000 in operating and business development expenses as well as over $66,000 in capital expenditures for technology related to our new subsidiary, RMDDx.  These investments adversely impacted our short-term results, but will generate revenue beginning in the fourth quarter of 2010.  We expect RMDDx revenues, expenses and capital expenditures to continue to increase through the remainder of 2010 and into 2011 as RMDDx accelerates its business development efforts.”

The Company through its wholly owned subsidiary Micron Products, Inc. manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.  MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company’s subsidiary RMDDx Corporation is a development stage organization dedicated to the development and commercialization of medical devices, medical information technology, medical diagnostics and remote patient monitoring through wireless, internet and telecommunication technologies.  The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please check our websites:
                      http://www.arthrt.com                                                                           http://www.micronproducts.com
http://www.micronintegrated.com                                                                                     http://www.RMDDx.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases; the costs inherent with complying with new statutes and regulations; variability of customer delivery requirements; our ability to efficiently integrate future acquisitions and other new lines of business that the Company may enter in the future.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.